EXHIBIT 99.1

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY 10022

CONTACT:  JAMES H. PERRY
          VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (410) 628-8786

                    UNITED INDUSTRIAL REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

NEW YORK, NY, MARCH 11, 2003 - United Industrial Corporation (NYSE: UIC) today announced its financial results for the fourth quarter and full year ended December 31, 2002.

Revenue, income and loss figures from continuing operations include the results of the Company's Defense and Energy segments only. The results of the Company's remaining transportation operations have been reported as discontinued operations.

Fourth Quarter Results
----------------------
For the fourth quarter of 2002, revenues from continuing operations increased 11.9% to $69.5 million from $62.1 million in the year-ago quarter. Revenue for the Company's Defense segment increased 15.3% to $63.1 million, and Energy segment revenue decreased 13% to $6.4 million.

Including a net asbestos-related provision of $11.5 million ($7.3 million net of tax) or $.56 per diluted share, discussed below and in an annex to this disclosure, the Company's loss for the fourth quarter of 2002 was $3.3 million, or a loss of $.25 per diluted share. Excluding the net asbestos-related provision, the Company reported income from continuing operations for the 2002 fourth quarter of $4.0 million, or $.31 per diluted share (on a weighted average of 13,066,000 diluted shares outstanding). This compares to income from continuing operations in the fourth quarter 2001 of $4.5 million, or $.33 per diluted share (on a weighted average of 13,501,000 diluted shares outstanding). Fourth quarter results in 2001 included a curtailment gain of $.5 million ($.3 million net of tax), or $.02 per diluted share, resulting from changes the Company made in its post-retirement benefits plan that reduced the Company's future liabilities.

The fourth quarter 2002 results include a pension expense of $771,000 ($509,000 net of tax), or $.04 per diluted share, compared to pension income of $416,000 ($275,000 net of tax), or $.02 per diluted share, in the fourth quarter of 2001. This decrease is due to downward trends in the securities market and interest rates. Excluding the effect of the pension plan performance in both years, the net asbestos-related provision in 2002, and the curtailment gain in 2001, income from continuing operations before tax for the 2002 fourth quarter was $5.6 million ($4.5 million net of tax), or $.35 per diluted share, compared to $6.2 million ($3.9 million net of tax), or $.29 per diluted share, in the year-ago period.

On November 15, 2002, the Company announced it expected to record a provision for liabilities associated with asbestos-related matters during the fourth quarter. Based on the analyses of an independent asbestos consulting firm and an independent insurance consulting firm, the Company has recorded a provision in the amount of $31.8 million associated with asbestos-related liabilities, including damages and defense costs, through 2012. In addition, the Company has recorded an asset in the amount of $20.3 million, reflecting the estimate determined by its insurance consultants to be probable of being available to mitigate the Company's potential asbestos liability through 2012. These figures represent a net, pre-tax charge of $11.5 million ($7.3 million net of tax), or $.56 per diluted share. The Company's management believes that the asbestos claims should not have a material adverse effect on the Company's long-term financial condition, liquidity or results of operations, although the claims could have a material adverse effect in a particular reporting period. No assurances can be given, however, as to the actual amount of the Company's liability for such present and future claims or insurance recoveries. Further details regarding the Company's analysis related to the asbestos disclosure are annexed to this press release.

As a result of the decline in overall stock market values and interest rates, United Industrial was required, under accounting regulations, to record a minimum pension liability of approximately $8.3 million as of December 31, 2002, compared to a net pension asset of $46.9 million at December 31, 2001. The adjustment resulted in a non-cash charge to stockholders' equity of approximately $32.3 million, net of a deferred tax benefit of $17.3 million and an intangible asset of $4.3 million. The adjustment does not affect the Company's income statement or earnings.

Richard R. Erkeneff, President and Chief Executive Officer of United Industrial, commented, "On an operating basis, United Industrial's continuing operations had a solid fourth quarter and 2002, excluding the effect of the asbestos matter that impacted bottom-line results and pension plan performance. Our core defense business continues to make excellent strides, driven by major programs such as the Tactical Unmanned Aerial Vehicle for the U.S. Army, the Joint Services Electronic Combat Systems Tester and the C-17 Maintenance Training program for the U.S. Air Force. As a testament to the steady customer interest we are seeing, backlog has continued to show significant increases, reaching $296.1 million in our Defense segment at 2002 year-end, up 47% from $201.2 million a year earlier."

"Concerning our previously announced process to sell the Company, the asbestos-related matter has complicated our ongoing efforts to sell the entire Company. Our Board continues to move forward in exploring a potential sale of all or parts of the Company to maximize shareholder value, and we are evaluating potential strategies to better position the Company for a sale in the future. In the meantime, however, we are focused on managing our businesses for optimal performance and profitability, and we believe with or without a sale, United Industrial is favorably positioned for the future," Mr. Erkeneff said.

The Company's discontinued transportation operations reported a pre-tax loss for the fourth quarter of 2002 of $25.2 million, or a loss of $1.26 per diluted share, compared to a loss of $9.1 million, or a loss of $.41 per diluted share, in the fourth quarter a year ago. The Company has sufficient taxable income in prior years to absorb the current year's loss and generate a tax refund. Consequently, the Company is in the process of preparing an application for tax refund for about $15 million regarding the Company's net loss. The cash benefit is expected to be received during 2003. Included in the fourth quarter loss is a $4.7 million provision to reflect higher estimated costs now anticipated to complete the Company's one remaining active transportation contract for electric trolley buses for the San Francisco Municipal Railway. The quarter also includes provisions of $6.2 million and $11.4 million, representing the Company's 35% equity share of the additional estimated losses from its ETI joint venture and its joint venture partner's 65% equity share, since its partner is unlikely to have the financial capability to fund its share of such losses. During the fourth quarter, material issues started to substantially impact the production line, and technical issues with some of the major subassemblies contributed to a further extension of the production schedule. These events resulted in a re-planning of the production schedule and subsequent estimated cost increases. The Company now expects the production to be completed by year-end.


Mr. Erkeneff continued, "The continuing losses in our discontinued transportation operations were disappointing. Supplier quality issues, schedule delays and our joint venture partner's financial condition all contributed in a significant way to these losses. Notwithstanding these production issues, we anticipate the completion of production in 2003 and believe that electric trolley bus acceptability by the customer remains strong."

Full Year Results
-----------------
For the full year 2002, revenues from continuing operations rose 8.5% to $258.8 million from $238.5 million in 2001. Revenue for the Company's Defense segment increased 10% to $229.2 million, and Energy segment revenue decreased 1% to $29.6 million.

The Company's income from continuing operations, including a restructuring charge of $4.7 million ($3.1 million net of tax), or $.23 per diluted share, associated with closing the Company's foundry operations and the asbestos-related provision, was $3.9 million, or $.28 per diluted share (on a weighted average of 13,698,000 diluted shares outstanding), for 2002. Excluding the restructuring charge and the asbestos-related provision, the 2002 income from continuing operations was $14.2 million, or $1.04 per diluted share. In 2001, the Company reported income from continuing operations of $14.6 million, or $1.10 per diluted share (on a weighted average of 13,289,000 diluted shares outstanding), which included a local income tax benefit of $1.0 million ($.7 million net of tax), or $.05 per diluted share, income from litigation of $.8 million ($.6 million net of tax), or $.04 per diluted share; and a curtailment gain of $1.9 million ($1.3 million net of tax) or $.09 per diluted share, resulting from changes the Company made in its post-retirement benefits plan that reduced the Company's future liabilities.

The 2002 results include pension expense of $1.3 million ($.9 million net of tax), or $.06 per diluted share, compared to pension income of $2.4 million ($1.6 million net of tax), or $.12 per diluted share in 2001, reflecting the downward trends in the securities market and interest rates.

Excluding the restructuring charge and the net asbestos-related provision in 2002, the income tax benefit, income from litigation and the curtailment gain in 2001, and the pension plan performance in both years, the Company's income from continuing operations before tax for 2002 was $22.0 million ($15.1 million net of tax) or $1.10 per diluted share compared to $15.9 million ($10.5 million net of tax) or $.80 per diluted share in 2001.

Also included in the 2002 results are costs of $1.0 million ($.7 million net of tax), or $.05 per diluted share, associated with the negotiated settlement to conclude a particular government defense program.

During 2002, the Company's discontinued transportation operations posted a pre-tax loss of $66.1 million, or a loss of $3.13 per diluted share, compared to a pre-tax loss of $14.9 million, or a loss of $.70 per diluted share, in 2001. The Company has sufficient taxable income in prior years to absorb the current year's loss and generate a tax refund. Consequently, the Company is in the process of preparing an application for tax refund for about $15 million regarding the Company's net loss. The cash benefit is expected to be received during 2003. The loss for 2002 includes a $21.5 million provision recorded in connection with the sale of the Company's transportation overhaul contracts with the New Jersey Transit Corporation and Maryland Transit Administration, an increase of $7.8 million in costs to complete the remaining transportation contract, $4.8 million of general and administrative expenses and $5.4 million of other disposition costs related to the divested contracts. In addition, the Company recorded a provision of $9.3 million related to its 35% equity share of the estimated losses at its ETI joint venture and a provision of $17.3 million related to its joint venture partner's 65% equity share of the losses, since its partner is unlikely to have the financial capability to fund its share of such losses. During the full year, material issues impacted the production line, and technical issues with some of the major subassemblies further contributed to an extension of the production schedule. These events resulted in a re-planning of the production line and subsequent estimated cost increases.


Operating Highlights
--------------------
Mr. Erkeneff continued, "United Industrial's results for the fourth quarter and 2002 reflect our continuing emphasis on aligning our capabilities to best meet the needs of the U.S. military and other customers within the context of 21st century defense requirements. We are well attuned to the changes taking place within our nation's Armed Forces, and we believe we continue to be well positioned to capitalize on a range of forward trends in the defense sector.

"This focus is clearly evidenced in the outstanding performance of our Unmanned Aerial Vehicle (UAV) business, which had a banner fourth quarter and an exceptional year. Late in December, we received our first full-rate production award for the next-generation Tactical Unmanned Aerial Vehicle (TUAV) program we developed for the U.S. Army. This is the first full-rate production contract ever awarded by the Department of Defense for a UAV system. Valued at $86 million, this contract provides for the production of nine TUAV systems, including spare parts, maintenance, ground and other equipment, and signals the Army's long-term commitment to use and field United Industrial's TUAV system.

"At the same time, we are expanding a number of separate contracts for additional services in support of the TUAV program - including engineering support, research and development, and total system logistics support - that may eventually rival the production portion of the program in value. We are also hard at work integrating our Shadow TUAV system's ground control equipment with the Hunter UAV system under the Army's `One System' concept. We are confident that, by continuing to prove the flexibility of our UAV systems, we will create further platform integration opportunities with the Army, other U.S. Services and Homeland Defense. In addition, there is significant international interest generated by our U.S. Army TUAV production contract.

"In simulation and test systems, the Joint Service Electronic Combat Systems Tester (JSECST), the DoD's program to provide a standard flight-line electronic warfare test system for all branches of the military, remains a major growth platform for our Company. Producing a state-of-the-art test system that stimulates and measures electronic warfare radar detection devices to assure mission readiness, we continue to make steady progress on this program to deliver 315 core test sets and related equipment, now valued at $84.0 million. In addition, we have obtained contracts to provide 13 additional core test sets and spares to international customers valued at $3.0 million. We expect the increasing worldwide adoption of the JSECST will continue to provide growth opportunities on a global basis.

"Shipboard training systems remains a core segment of our simulation and test systems business, generating consistently steady demand and underpinned by our traditionally close ties with the U.S. Navy. Most recently, we have received a contract to develop the first on-board training system for Gun Fire Support systems, which will be an increasingly vital component to training when current live-fire ranges are closed. The Navy has announced its intention to purchase 10 Gun Fire Support systems over the next 18 months, creating the potential for further opportunities in this area. Building on our expertise in shipboard training systems, we were also awarded a contract to produce two Radar Environmental Stimulators for a ground-based air defense radar system, the first of many such awards expected over the course of the next several years. These key programs include the development of a Radar Stimulator for use in a Sensor Fusion Product. We have also made excellent progress in our development of an F-16C aircraft maintenance training system with NLX Corporation, and were recently awarded a contract by NLX to continue this work.

"ACL Technologies, our hydraulic, fuel and pneumatic testing business, continues to pursue a number of strong potential programs that provide opportunities for performance improvement. Our work at ACL continues to be highlighted by our F-16 Maintenance Depot program in Egypt, that now has a total contract value of $50.6 million with a current backlog of $3.7 million. This has been a very successful contract for the Company, and we continue to actively pursue additional opportunities in Egypt as well as programs at other depot maintenance facilities.

"Engineering Support Inc. (ESI), our engineering and maintenance services unit, delivered a solid quarter, concluding a year of excellent achievements. We continue to generate strong results in our ongoing work for the U.S. Air Force's C-17 and C-130 aircraft, both increasingly critical to the military given its expanded emphasis on quick reaction capabilities. Our C-17 program, including work on our contract for the Mississippi Air National Guard with $51.5 million in backlog, is now the largest single program in ESI's 21-year-history, exceeding $200 million in total contract value. Further, our $2.1 million subcontract with Boeing to support their C-130 Avionics Modernization Program for the Air Force, also continues smoothly. We are optimistic about further growth opportunities in both of these areas.

"Detroit Stoker, our energy systems subsidiary, is realizing the benefits based on the cost-cutting actions we took earlier in the year, including the closure of the foundry operation and outsourcing of casting requirements. We expect to continue to benefit from these actions in 2003," Mr. Erkeneff concluded.



UNITED INDUSTRIAL CORPORATION is a company focused on the design and production of defense, training and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, and automated aircraft test and maintenance equipment. The Company also offers logistical/engineering services for government-owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

       For more information, please visit United Industrial's web site at
                        http://www.unitedindustrial.com.
                        --------------------------------

                                      # # #


                 United Industrial Corporation and Subsidiaries




FINANCIAL HIGHLIGHTS:

                                                         Quarter Ended                                 Twelve Months Ended
                                                         December 31                                      December 31
                                                         -----------                                      --------------------------
                                                         (unaudited)

                                              2002                            2001                 2002                2001
                                              ----                            ----                 ----                ----
Net Sales From
   Continuing Operations                  $69,463,000                   $62,052,000            $258,767,000           $238,495,000

(Loss) Income From
   Continuing Operations                 ($ 3,312,000)                  $ 4,488,000            $  3,864,000           $ 14,628,000

Loss From
   Discontinued Operations               ($16,407,000)                 ($ 5,606,000)           ($42,941,000)          ($ 9,265,000)


Net (Loss) Income                        ($19,719,000)                 ($  1,118,000)          ($39,077,000)           $ 5,363,000
                                         =============                 ==============          =============           ============


Basic Earnings per share:
(Loss) Income From
  Continuing Operations                       ($ .25)                      $.35                   $ .30                    $1.15
Loss From
  Discontinued Operations                     ($1.26)                     ($.44)                 ($3.30)                  ($ .73)

Net (Loss) Income                             ($1.51)                     ($.09)                 ($3.00)                   $ .42

Diluted Earnings per Share:
(Loss) Income From
  Continuing Operations                       ($ .25)                      $.33                   $ .28                    $1.10
Loss From
   Discontinued Operations                    ($1.26)                     ($.41)                 ($3.13)                  ($ .70)

Net (Loss) Income                             ($1.51)                     ($.08)                 ($2.85)                    $.40

Weighted average shares outstanding:

          Basic                          13,066,000                      12,842,000              13,021,000             12,697,000
                                         ==========                      ==========              ==========             ==========
          Diluted                        13,066,000                      13,501,000              13,698,000             13,289,000
                                         ==========                      ==========              ==========             ==========



Like many other companies, UIC and its Detroit Stoker subsidiary have been named as defendants in asbestos-related personal injury litigation. Neither UIC nor Detroit Stoker fabricated, milled, mined, manufactured or marketed asbestos. Detroit Stoker stopped the use of asbestos-containing materials in connection with its products sometime in 1981.

The subject litigation is pending in Michigan, Mississippi, New York and North Dakota. During 2002 UIC and Detroit Stoker experienced a significant increase in the volume of asbestos bodily-injury claims and as of December 31, 2002, the Company is a named defendant in 422 active cases involving approximately 15,105 claimants. Most of these lawsuits do not include specific dollar claims for damages, and many include a number of plaintiffs and multiple defendants. Based on historical data and the large increase in claimants over and above the projected incidence of disease relative to the Company's products, management believes the claimants in the vast majority of these cases will not be able to demonstrate that they have been exposed to the Company's asbestos-containing products or suffered any compensable loss as a result of such exposure. The direct asbestos-related expenses of the Company for defense and indemnity for the past five years was not material.

The Company engaged a consulting firm (the "Asbestos Consultant") with expertise in evaluating asbestos bodily-injury claims to work with the Company to project the amount that the Company may pay for its asbestos-related liabilities and defense costs. The methodology employed by the Consultant to project the Company's asbestos-related liabilities and defense costs is primarily based on
(1) estimates of the labor force exposed to asbestos in the Company's products,
(2) epidemiological modeling of asbestos-related disease manifestation, and (3) estimates of claim filings and settlement and defense costs that may occur in the future. The Company's limited claims history was not a significant variable in developing the estimates because such history was not significant as compared to the number of claims filed in 2002.

The Company also retained another consultant (the "Insurance Consultant") to work with the Company to project its insurance coverage, including a non-binding sharing agreement with certain of its primary insurance carriers that has been in effect for approximately five years. The Insurance Consultant has prepared a report evaluating the Company's potential insurance coverage for defense costs and indemnification for asbestos bodily-injury claims. The Insurance Consultant's conclusion was primarily based on a review of the Company's coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of the insurance carriers, experience and a review of the report of the Asbestos Consultant.

Based on these assumptions, other variables, and the reports of both the Asbestos and Insurance Consultants, the Company has recorded a reserve for its bodily injury liabilities for asbestos-related matters through 2012 in the amount of $31,800,000 as of December 31, 2002, including damages and defense costs. The Company has also recorded an estimated insurance recovery as of

December 31, 2002 of $20,300,000 reflecting the estimate determined to be probable of being available to mitigate the Company's potential asbestos liability through 2012. These figures represent a net pretax charge of $11,500,000 for the year ended December 31, 2002.

The Company has previously reported that its total asbestos damages and defense costs could be about $75 million and the liability projected by the Asbestos Consultant through 2055 is materially consistent with that preliminary estimate. In addition, the estimate prepared by the Insurance Consultant indicates that after 2012, the Company's potential insurance recoveries will be reduced. Although the extent of that reduction is not currently determinable, the Company believes, based on the estimate of its Insurance Consultant, the available insurance coverage from 2003 to 2055 would be about 50% of the liability. The year 2055 was chosen because it is projected to be the last year in which an asbestos - related claim is expected to be filed in the United States. Nevertheless, management has concluded that consideration of asbestos-related activity through 2012 represents a period for which a reasonable and reliable forecast of liability and insurance recoveries can be projected. That conclusion is based upon a number of factors, including 1) the uncertainties inherent in estimating asbestos claims, payments and insurance recoveries, 2) knowledge that prior to 2002 the number of claims filed against the Company and the related average settlement costs were not significant, and 3) consultations with the Asbestos and Insurance Consultants. Accordingly, the net provision does not take into account either asbestos liabilities or insurance recoveries for any period past 2012.

The Company believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees less insurance recoveries) cannot be estimated with certainty. Projecting future events, such as the number of new claims expected to be filed each year, the average cost of resolving each claim, coverage issues among layers of insurers and the continuing solvency of various insurance companies is subject to many uncertainties which could cause the actual liabilities and insurance recoveries to be higher or lower than those recorded or projected, and such differences could be material. Moreover, were Federal tort reform legislation to be enacted, the assumptions used in determining the potential range of liability could be materially impacted.

After considering the efforts of both Consultants and based upon the facts as now known, including the reasonable possibility that claims will be received and paid over the next 50 year period, the Company's management believes that although asbestos claims could have a material adverse effect on the Company's financial condition or results of operations in a particular reporting period, asbestos claims should not have a material adverse effect on the Company's long term financial condition, liquidity or results of operations. No assurance can be given, however, as to the actual amount of the Company's liability for such present and future claims or insurance recoveries, and the differences from estimated amounts could be material.

                 United Industrial Corporation and Subsidiaries
                                  Segment Data
                             (Dollars in thousands)




                                                                         Three Months Ended                      Twelve Months Ended
                                                                            December 31,                           December 31,
                                                                      -----------------------------         ------------------------
                                                                           2002            2001               2002           2001
                                                                      -------------   ------------          -----------   ----------

                                                                              (unaudited)                           (unaudited)
NET SALES:
      Defense                                                              $63,060          $54,706         $229,215       $208,575

      Energy                                                                 6,403            7,346           29,552         29,920

                                                              Total         69,463           62,052          258,767        238,495


SEGMENT (LOSS) PROFIT

      Defense                                                               $5,578           $6,335          $17,113        $18,422

      Energy                                                              ($10,042)            $877         ($10,108)        $3,042

      Other                                                                ($2,242)            ($96)         ($2,567)          $547

                                                              Total        ($6,706)          $7,116           $4,438        $22,011

(Expenses) income included in Segment (loss) profit above:

      Defense
           Pension (expense) income                                         (1,152)            (367)          (2,952)           566
           Post-retirement curtailment gain                                                     483                           1,933

      Energy
           Restructuring costs                                                                                (4,707)
           Asbestos provision, net                                         (11,509)                          (11,509)
           Pension income                                                      381              783            1,631          1,819




                 United Industrial Corporation and Subsidiaries
    Reconciliation for GAAP to Pro Froma (Loss) Earnings Before Income Taxes
                             (Dollars in thousands)




                                                                     Three Months Ended                    Twelve Months Ended
                                                                        December 31,                           December 31,
                                                                  -----------------------------         ---------------------------
                                                                       2002            2001                 2002             2001
                                                                  -------------   ------------          -----------     -----------

                                                                          (unaudited)                         (unaudited)
GAAP (loss) earnings from continuing operations
      before income taxes                                           ($6,706)          $7,116              $4,438          $22,011

Plus:Net asbestos related provision                                   11,509                              11,509
Plus:Restructuring charge                                                                                  4,707
Plus:Pension expense                                                     771                               1,321
Less:Pension income                                                                     (416)                              (2,385)
Less: Post-retirement curtailment gain                                                  (483)                              (1,933)
Less:Income from litigation settlement                                                                                       (842)
Less: Income tax benefit                                                                                                   (1,000)

Pro forma earnings from continuing operations
      before income taxes                                              5,574           6,217              21,975           15,851



GAAP AND PRO FORMA RESULTS
THE FOLLOWING TABLE PROVIDES A RECONCILIATION OF UIC'S
GAAP TO PRO FORMA (LOSS) EARNINGS PER DILUTED SHARE FOR
CONTINUING OPERATIONS



                                                                     Three Months Ended                      Twelve Months Ended
                                                                        December 31,                           December 31,
                                                                  -----------------------------         --------------------------
                                                                       2002            2001               2002             2001
                                                                  -------------   ------------          -----------    -----------

                                                                          (unaudited)                           (unaudited)
GAAP (loss) earnings per diluted share from
      continuing operations                                           ($0.25)          $0.33               $0.28            $1.10

Plus:Net asbestos related provision                                     0.56                                0.53
Plus:Restructuring charge                                                                                   0.23
Plus:Pension expense                                                    0.04                                0.06
Less:Pension income                                                                    (0.02)                               (0.12)
Less: Post-retirement curtailment gain                                                 (0.02)                               (0.09)
Less:Income from litigation settlement                                                                                      (0.04)
Less: Income tax benefit                                                                                                    (0.05)

Pro forma earnings per diluted share from
      continuing operations                                             0.35            0.29                1.10             0.80



                 United Industrial Corporation and Subsidiaries
                             Calculation of EBITDAAP
                             (Dollars in thousands)



                                                                   Three Months Ended                       Twelve Months Ended
                                                                     December 31,                           December 31,
                                                               ----------------------------------     ------------------------------
                                                                    2002              2001                2002              2001
                                                               ----------------  ----------------     ---------------  -------------

                                                                         (unaudited)                             (unaudited)

(Loss) earnings from continuing operations
      before income taxes                                              ($6,706)           $7,116              $4,438        $22,011

Net interest expense (income)                                              200               (56)                716           (601)
Depreciation and amortization                                            1,373             1,704               8,763          6,413

Non-cash pension expense (income)                                          771              (416)              1,321         (2,385)
Non-cash post-retirement curtailment gain                                                   (483)                            (1,933)
Non-cash net provision for asbestos related litigation                  11,509                                11,509


                                                    EBITDAAP             7,147             7,865              26,747         23,505


      EBITDAAP is defined as earnings before interest, taxes, depreciation, amortization, net asbestos related provision, and pension and other retirement costs



